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Constellation Brands Net Sales, Net
Income Set Records in Fiscal 2005

ANNUAL HIGHLIGHTS
Net sales top $4 billion, up 15% over prior year
Reported net income up 25% to $276 million
Reported diluted EPS up 15% from prior year to $2.37
Comparable basis net income up 18% to $314 million
Comparable basis diluted EPS up 8% to $2.70
Net sales for wines segment up 19% with Robert Mondavi and 15% on a pro forma basis
Net sales for beers up 7%
Net sales for spirits up 10%
Company updates fiscal year 2006 guidance, provides first quarter fiscal 2006 guidance
Robert Mondavi integration on schedule
Board of directors approves 2-for-1 stock split

FAIRPORT, N.Y., April 7, 2005 - Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol, today reported record net sales and net income for its fiscal year ended Feb. 28, 2005. For the first time in the company’s 60-year history, reported annual net sales topped $4 billion, up 15 percent versus the prior year. The company also announced a two-for-one stock split of both its class A and class B shares, to be distributed on or about May 13, 2005, to stockholders of record on April 29, 2005.
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“We had a monumental year in which we continued to gain momentum and generate true growth, which is growth that produces incremental returns above our cost of capital,” stated Richard Sands, Constellation Brands chairman and chief executive officer. “Our worldwide team created true growth across our businesses by its adept management of our existing brands, introduction of new products and integration of the key acquisition of Robert Mondavi, as well as the addition of the Ruffino and Effen Vodka brands. Pursuing and capturing true growth is ingrained in our corporate culture and values.”
Fiscal Year Results
Net sales, as reported under generally accepted accounting principles (“reported”), for fiscal 2005 totaled $4.09 billion, up 15 percent, driven by growth in the company’s branded wine, U.K. wholesale and beer businesses, and from the Dec. 22, 2004, acquisition of The Robert Mondavi Corporation (“Robert Mondavi”). Currency contributed four percent of the increase. Both reported net income of $276.5 million and diluted earnings per share of $2.37 set records, and were up 25 percent and 15 percent, respectively, over the prior year.
Fiscal 2005 and fiscal 2004 reported results include acquisition-related integration costs, restructuring and related charges and net unusual costs which totaled $37.6 million after tax or $0.33 per share for fiscal 2005, and $46.1 million after tax or $0.43 per share for fiscal 2004. Excluding these items, net income and diluted earnings per share on a comparable basis increased 18 percent to $314.1 million and eight percent to $2.70, respectively, for fiscal 2005.
For the year, pro forma net sales on a comparable basis increased 13 percent including four percent from currency. The comparable pro forma net sales increase included $31 million of sales from Hardy Wine Company Limited (“Hardy”) for March 2003, as well as $43 million from Robert Mondavi for January and February 2004, and excluded $9.2 million of relief from certain excise tax, duty and other costs incurred in prior year periods, which were recorded in the fourth quarter of fiscal 2004.

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“Because we are committed to an entrepreneurial business model that fosters decision making close to our customers and markets, we enjoy the best of a disciplined approach to business and the creativity and vision required to continue growing the net sales of our existing business at six to eight percent annually. Combining this with value added acquisitions, our goal is to achieve 15 percent net sales growth annually to meet our stated objective of doubling the size of the company every five years,” explained Sands. “Having the right products across the wines, beers and spirits categories, combined with real insight into what consumers want, gives us superlative tools to grow our business and create greater shareholder value over time.”
Constellation Wines Results
For fiscal 2005, Constellation wines net sales totaled $2.85 billion, up 19 percent, driven by growth in the branded wine and U.K. wholesale businesses, the acquisition of Robert Mondavi and a six percent favorable impact from currency. Pro forma Constellation wines net sales for the year, which include $31 million of sales from Hardy for March 2003 and $43 million from Robert Mondavi for January and February 2004, increased 15 percent, including seven percent from currency.
Branded wine net sales increased 18 percent to reach $1.83 billion, driven by the acquisition of Robert Mondavi, volume growth, and a four percent benefit from currency. Pro forma branded wine net sales for the year increased 13 percent, including four percent from currency.
Net sales of branded wine in the U.S. increased 14 percent, driven by $84 million of net sales from brands acquired in the Robert Mondavi acquisition, as well as from volume gains by Ravenswood, Alice White, Blackstone, Hardys, Simi, Franciscan Oakville Estate, Estancia, Nobilo, Covey Run and La Terre.
Net sales of branded wine in the U.S. increased in part by distribution gains on focus brands given incremental marketing support such as Hardys, Ravenswood, Alice White and Blackstone. According to Information Resources
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Inc. (IRI) data for the 52 weeks ending Feb 20, 2005, the company’s focus brands increased all commodity volume (ACV) distribution throughout the year by 12 percent or more, with corresponding volume increases of 72 percent for Hardys, 55 percent for Ravenswood, 49 percent for Alice White and 27 percent for Blackstone.
“The investments we made in focus brands during fiscal 2005 contributed significantly to our overall true growth for the year,” said Sands. “Our disciplined approach to marketing support for strategic brands helps us to maximize the return for each dollar we invest in a brand. This is a disciplined approach we will continue to take when allocating marketing funds in the future. It makes business sense, and results in true growth for our portfolio.”
Net sales of branded wine in the U.S. also benefited from the company’s fine wine portfolio growth and new products introduced throughout the year, such as Turner Road, Monkey Bay, Kelly’s Revenge, Lorikeet and Twin Fin, as well as others.
Branded wine net sales in Europe grew 24 percent, including a 12 percent benefit from currency, with volume gains from Hardys Voyage, Hardys VR, Banrock Station, Nobilo and Stowells, as well as from Paul Masson, Echo Falls and other California wines in the company’s portfolio. Demand for California and Australian wines continues to increase in Europe and Constellation Brands continues to benefit from this consumer trend. Branded wine net sales in Australasia were up 28 percent, benefiting from one additional month of sales from Hardy in fiscal 2005 and nine percent from currency.
Wholesale and other net sales were up 21 percent for the year, including an 11 percent benefit from currency.
Constellation wines operating income for the year totaled $406.6 million for fiscal 2005, a 17 percent increase over fiscal 2004. For the year, the segment’s operating margins decreased slightly due, in part, to the investment in focus brands and mix.
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Constellation Beers and Spirits Results
Annual net sales for beers and spirits reached $1.24 billion, an eight percent increase over the prior year. Beer posted a seven percent increase in net sales for the year with the majority of the gain coming from a price increase in the Mexican portfolio, as well as slight volume gains in St. Pauli Girl and Tsingtao.
“Our Mexican beer portfolio has maintained market share despite the price increase initiated last year. We believe that the Modelo portfolio has maintained its inherent momentum with the consumer and will continue to grow and gain share,” stated Sands. “Our beer business performed in line with expectations following the price increase and we’re optimistic about the future growth potential and strength of our imported beer portfolio.”
Branded spirits net sales for 2005 grew five percent, while production services grew 58 percent, resulting in total spirits growth of 10 percent. Black Velvet Canadian Whisky, the 99 line, Barton Vodka and the di Amore line were among the brands that contributed to solid branded spirits sales.
“Our spirits business has been buoyed by a general movement back to spirits and mixed drinks,” explained Sands. “We continue to innovate and move our overall portfolio toward higher margin premium products such as the 99 family, Ridgemont Reserve 1792 and Effen Vodka brands from our new joint venture.” Operating income for Constellation beers and spirits totaled $276.1 million, an increase of nine percent over the prior year, while operating margins increased slightly.
Robert Mondavi, Ruffino and Effen Contribute
“Our acquisition of Robert Mondavi is already generating true growth by exceeding our expectations,” said Sands. “We’re seeing encouraging interest in the brand throughout Europe, where the Robert Mondavi portfolio will be part of Constellation Europe’s fine wine business. We’re also seeing renewed
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momentum in the U.S., although we only owned the portfolio for a portion of the fourth quarter.”
Regarding Constellation’s 40 percent ownership of Ruffino, which was acquired in early Dec. 2004, IRI data indicates the portfolio experienced healthy growth in the U.S., up three times the Italian wine category during the last 12 months. The trend is encouraging for Constellation, which gained U.S. distribution rights for the brand on Feb. 1, 2005.
“We’re also pleased by the initial contributions made by Effen Vodka since Constellation completed its investment in late December 2004,” said Sands.
Fourth Quarter Results
Reported net sales for the fourth quarter of fiscal 2005 totaled $1.04 billion, an 18 percent increase versus the prior year quarter. Reported net income and diluted earnings per share totaled $47.6 million and $0.40 per share, a decrease of 24 percent and 27 percent, respectively, from the prior year. Fourth quarter results include acquisition-related integration costs, restructuring and related charges and net unusual costs or gains. Net income and diluted earnings per share on a comparable basis, which exclude net costs of $25.5 million after tax, or $0.22 per share for the fourth quarter of fiscal 2005, and a net gain of $1.0 million, or $0.01 per share for the fourth quarter of fiscal 2004, increased 18 percent to $73.2 million and 15 percent to $0.62 per share, respectively, for the fourth quarter of fiscal 2005.
Pro forma net sales on a comparable basis for the fourth quarter increased 13 percent, including two percent from currency. The comparable pro forma net sales included $43 million of sales from Robert Mondavi for January and February 2004, and excluded $9.2 million of relief from certain excise tax, duty and other costs incurred in prior year periods.
Quarterly Constellation Wines Results
For the fourth quarter of fiscal 2005, Constellation wines net sales totaled $794.7 million, up 26 percent driven by the acquisition of Robert Mondavi, growth
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in branded wine, and a three percent favorable impact from currency. Pro forma Constellation wines net sales for the quarter, which include $43 million of sales from Robert Mondavi for January and February 2004, increased 18 percent, including three percent from currency.
Branded wine net sales increased 38 percent to reach $543.8 million, driven by the acquisition of Robert Mondavi, volume growth and a two percent benefit from currency. Pro forma branded wine net sales for the quarter increased 25 percent, including two percent from currency.
Net sales of branded wine in the U.S. increased 46 percent including $84 million of sales from the Robert Mondavi portfolio. Branded wine net sales in Europe grew 16 percent in the quarter, including a seven percent impact from currency. Australasia branded wine net sales were up 41 percent in the quarter, including a three percent benefit from currency.
Wholesale and other sales increased seven percent in the fourth quarter, including a six percent currency benefit.
Operating income for the wines segment totaled $123.5 million, a 37 percent increase over the fourth quarter of fiscal 2004.
Quarterly Constellation Beers and Spirits Results
Net sales for beers and spirits totaled $243 million in the fourth quarter and was essentially even with the prior year period. Beer net sales decreased four percent in the fourth quarter. Shipments and depletions were down in the fourth quarter due to the challenge of overcoming the buy-in by distributors and sell-through from promotional activities at retail preceding the price increase last year for the Mexican imported beer portfolio, which was anticipated and previously communicated. Based on IRI data for the 13-week period ending Feb. 20, 2005, Constellation’s total beer portfolio in food stores, in its territories, was up 4.5 percent in volume and maintained market share versus a year ago.
For the quarter, spirits net sales grew 11 percent, reflecting an increase in branded spirits net sales of six percent and 49 percent for production services.
Operating income for beers and spirits totaled $53.1 million, an increase of
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six percent over the prior year period.
Summary
“Our balanced portfolio approach, combined with geographic diversity, helped us to generate consistent growth performance throughout the year,” explained Sands. “When branded wine was a little below trend, beer performed well during the first half of the year, and conversely, branded wine performed well in the back half of the year when beer faced difficult comparisons. Spirits, wholesale and production services consistently exceeded expectations. Our portfolio growth, combined with new product introductions and strategic acquisitions, give us the momentum to continue on the growth course we’ve set for ourselves moving forward, which we are confident will generate incremental true growth and shareholder value in the future.”
Stock Split Details
Constellation’s board of directors has approved a two-for-one stock split of both the company’s class A common stock and class B common stock, to be distributed in the form of a stock dividend on, or about, May 13, 2005, to stockholders of record on April 29, 2005. Pursuant to the terms of the stock dividend, each holder of class A common stock will receive one additional share of class A stock for each share of class A stock held, and each holder of class B common stock will receive one additional share of class B stock for each share of class B stock held. The financial statements included in this news release do not reflect the effect of these stock splits. “Based on the recent performance of our stock, the board felt it was the appropriate time to authorize these stock splits,” said Sands.
About Constellation
Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli
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Girl, Tsingtao, Black Velvet, Fleischmann’s, Mr. Boston, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Stowells, Blackthorn, Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Alice White, Ruffino, Robert Mondavi Private Selection, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Simi and brands from Robert Mondavi Winery. For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.
Quarterly Conference Call
A conference call to discuss fiscal 2005 results and outlook will be hosted by Chairman and Chief Executive Officer Richard Sands and Executive Vice President and Chief Financial Officer Tom Summer on Thursday, April 7, 2005 at 5:00 p.m. (Eastern). The conference call can be accessed by dialing +412-858-4600 beginning 10 minutes prior to the start of the call. A live listen-only web cast of the conference call, together with a copy of this press release (including the attachments) and other financial information that may be discussed in the call are available on the Internet at Constellation’s web site: www.cbrands.com under “Investors.”
Explanations
Net income and diluted earnings per share on a comparable basis exclude acquisition-related integration costs, restructuring and related charges and net unusual costs or gains. Pro forma net sales give effect to the Robert Mondavi and Hardy acquisitions as if the company had owned them in the same periods a year ago. The company discusses results on a comparable basis, and pro forma basis, in order to give investors better insight on underlying business trends from continuing operations. Management uses these measures in evaluating results from continuing operations.
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Tables reconciling these measures, as well as other related financial measures to reported results are included in this release. For a detailed discussion of these items, please see the section “Items Affecting Comparability” following the financial statements. The company’s measure of segment profitability excludes acquisition-related integration costs, restructuring and related charges and net unusual costs or gains, which is consistent with the measure used by management to evaluate results.
Outlook
The table below sets forth management’s current diluted earnings per share expectations both on a reported basis and a comparable basis for the first quarter ending May 31, 2005, and fiscal year ending Feb. 28, 2006. This is compared to actual diluted earnings per share both on a reported basis and a comparable basis for the first quarter ended May 31, 2004, and fiscal year ended Feb. 28, 2005.
With respect to the table, the reported basis and comparable basis estimates are subject to final purchase accounting adjustments related to the Robert Mondavi acquisition and the investment in Ruffino. The reported basis and comparable basis estimates do not take into account the impact of the two-for-one stock splits and they exclude the impact of Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS No. 123(R)”) “Share-Based Payment,” which the company is required to adopt during fiscal year 2006. With respect to SFAS No. 123(R), the expense will be a function of several factors including the company’s date of adoption, the number of historical and new option grants, and the valuation methodology employed. Reconciliations of reported information to comparable information are included in this media release.
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Constellation Brands First Quarter and Fiscal Year 2006
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY06 Estimate	FY05 Actual	FY06 Estimate	FY05 Actual
First Quarter Ending May 31	$0.45 - $0.49	$0.45	$0.56 - $0.60	$0.52
Fiscal Year Ending February 28	$2.75 - $2.87	$2.37	$3.09 - $3.21	$2.70

FORWARD-LOOKING STATEMENTS

The statements made under the heading Outlook (collectively, the “Outlook”), as well as all other statements set forth in this press release which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.
During the quarter, Constellation may reiterate the estimates set forth above under the heading Outlook. Prior to the start of the company’s quiet period, beginning May 17, 2005, the public can continue to rely on the Outlook as still being Constellation’s current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.
Beginning May 17, 2005, Constellation will observe a “quiet period” during which the Outlook no longer constitutes the company’s current expectations. During the quiet period, the Outlook should be considered to be historical, speaking as of prior to the quiet period only, and not subject to update by the company.
The company’s forward-looking statements are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture or financing that may be completed after the date of this release.  Also, the reported basis and comparable basis estimates in the fiscal 2006 table under the heading Outlook do not take into account the impact of the two-for-one stock splits and they exclude the impact of Statement of Financial Accounting Standards No. 123 (revised 2004)(“SFAS No. 123(R)”) “Share-Based Payment,” which the company is required to adopt during fiscal year 2006. Any projections of future results of operations, and in particular, (i) the company’s estimated diluted earnings per share on a reported basis for first quarter 2006 and fiscal 2006, (ii) the company’s estimated diluted earnings per share on a comparable basis for first quarter 2006 and fiscal 2006, should not be construed in any manner as a guarantee that such results will in fact occur. In addition to the risks

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and uncertainties of ordinary business operations, the forward-looking statements of the company contained in this press release are also subject to the following risks and uncertainties: the successful integration of the Robert Mondavi business into that of the company; final management determinations and independent appraisals vary materially from current management estimates of (i) the fair value of assets acquired and liabilities assumed in the Robert Mondavi acquisition and (ii) the fair value of assets and liabilities of Ruffino; the company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the company’s competitors; raw material supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; and changes in interest rates and foreign currency exchange rates. For additional information about risks and uncertainties that could adversely affect the company’s forward-looking statements, please refer to the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2004.

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CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	February 28, 2005	February 29, 2004
ASSETS
CURRENT ASSETS:
Cash and cash investments	$17,635	$37,136
Accounts receivable, net	849,642	635,910
Inventories	1,607,735	1,261,378
Prepaid expenses and other	259,023	137,047
Total current assets	2,734,035	2,071,471
PROPERTY, PLANT AND EQUIPMENT, net	1,596,367	1,097,362
GOODWILL	2,182,669	1,540,637
INTANGIBLE ASSETS, net	945,650	744,978
OTHER ASSETS, net	345,451	104,225
Total assets	$7,804,172	$5,558,673

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable to banks	$16,475	$1,792
Current maturities of long-term debt	68,094	267,245
Accounts payable	345,254	270,291
Accrued excise taxes	74,356	48,465
Other accrued expenses and liabilities	633,908	442,009
Total current liabilities	1,138,087	1,029,802
LONG-TERM DEBT, less current maturities	3,204,707	1,778,853
DEFERRED INCOME TAXES	389,886	187,410
OTHER LIABILITIES	291,579	184,989
STOCKHOLDERS' EQUITY	2,779,913	2,377,619
Total liabilities and stockholders' equity	$7,804,172	$5,558,673

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CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
ON A REPORTED BASIS
(in thousands, except per share data)

	For the Three	For the Three
	Months Ended	Months Ended	Percent
	February 28, 2005	February 29, 2004	Change
Sales	$1,304,875	$1,114,972	17%
Excise taxes	(267,194)	(233,657)	14%
Net sales	1,037,681	881,315	18%
Cost of product sold	(750,901)	(637,760)	18%
Gross profit	286,780	243,555	18%
Selling, general and administrative expenses	(154,578)	(108,849)	42%
Acquisition-related integration costs	(9,421)	-	N/A
Restructuring and related charges	(3,152)	(3,667)	-14%
Operating income	119,629	131,039	-9%
Gain on change in fair value of derivative instruments	-	-	N/A
Equity in earnings (loss) of equity method investees	1,132	(423)	-368%
Interest expense, net	(46,343)	(32,453)	43%
Income before income taxes	74,418	98,163	-24%
Provision for income taxes	(26,790)	(35,342)	-24%
Net income	47,628	62,821	-24%
Dividends on preferred stock	(2,451)	(2,452)	0%
Income available to common stockholders	$45,177	$60,369	-25%

Earnings per common share:
Basic - Class A Common Stock	$0.42	$0.57	-26%
Basic - Class B Common Stock	$0.38	$0.52	-27%
Diluted	$0.40	$0.55	-27%

Weighted average common shares outstanding:
Basic - Class A Common Stock	96,822	94,077	3%
Basic - Class B Common Stock	11,980	12,064	-1%
Diluted	118,177	114,657	3%

Segment Information:
Net sales:
Constellation Wines
Branded wine	$543,842	$394,580	38%
Wholesale and other	250,880	234,452	7%
Net sales	$794,722	$629,032	26%
Constellation Beers and Spirits
Imported beers	$171,068	$178,421	-4%
Spirits	71,891	64,677	11%
Net sales	$242,959	$243,098	0%
Unusual gains (a)	$-	$9,185	-100%
Consolidated net sales	$1,037,681	$881,315	18%

Operating income:
Constellation Wines	$123,458	$89,924	37%
Constellation Beers and Spirits	53,086	50,305	6%
Corporate Operations and Other	(17,016)	(10,739)	58%
Acquisition-related integration costs, restructuring and related charges, and net unusual (costs) gains (b)	(39,899)	1,549	-2676%
Consolidated operating income	$119,629	$131,039	-9%

(a) Unusual gains included in net sales for Fourth Quarter 2004 consist of the relief from certain excise tax, duty and other costs incurred in prior year periods.

(b) Acquisition-related integration costs, restructuring and related charges, and net unusual (costs) gains for Fourth
Quarter 2005 include financing costs of $21,382, the flow through of adverse grape cost associated with the Robert
Mondavi acquisition of $9,750, acquisition-related integration costs of $9,421, restructuring and related charges of
$3,152, and the flow through of inventory step-up associated with the Hardy and Robert Mondavi acquisitions of
$2,312, partially offset by the net gain on the sale of non-strategic assets of $3,118 and the gain related to the receipt of a payment associated with the termination of a previously announced potential fine wine joint venture of
$3,000. Acquisition-related integration costs, restructuring and related charges, and net unusual (costs) gains for
Fourth Quarter 2004 include the relief from certain excise tax, duty and other costs incurred in prior year periods of
$10,434, partially offset by the flow through of inventory step-up associated with the Hardy acquisition of $5,218 and restructuring and related charges of $3,667.

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CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
ON A REPORTED BASIS
(in thousands, except per share data)

	For the Year	For the Year
	Ended	Ended	Percent
	February 28, 2005	February 29, 2004	Change
Sales	$5,139,863	$4,469,270	15%
Excise taxes	(1,052,225)	(916,841)	15%
Net sales	4,087,638	3,552,429	15%
Cost of product sold	(2,947,049)	(2,576,641)	14%
Gross profit	1,140,589	975,788	17%
Selling, general and administrative expenses	(555,694)	(457,277)	22%
Acquisition-related integration costs	(9,421)	-	N/A
Restructuring and related charges	(7,578)	(31,154)	-76%
Operating income	567,896	487,357	17%
Gain on change in fair value of derivative instruments	-	1,181	-100%
Equity in earnings of equity method investees	1,753	542	223%
Interest expense, net	(137,675)	(144,683)	-5%
Income before income taxes	431,974	344,397	25%
Provision for income taxes	(155,510)	(123,983)	25%
Net income	276,464	220,414	25%
Dividends on preferred stock	(9,804)	(5,746)	71%
Income available to common stockholders	$266,660	$214,668	24%

Earnings per common share:
Basic - Class A Common Stock	$2.50	$2.16	16%
Basic - Class B Common Stock	$2.27	$1.96	16%
Diluted	$2.37	$2.06	15%

Weighted average common shares outstanding:
Basic - Class A Common Stock	95,745	88,633	8%
Basic - Class B Common Stock	12,021	12,069	0%
Diluted	116,530	106,948	9%

Segment Information:
Net sales:
Constellation Wines
Branded wine	$1,830,808	$1,549,750	18%
Wholesale and other	1,020,600	846,306	21%
Net sales	$2,851,408	$2,396,056	19%
Constellation Beers and Spirits
Imported beers	$922,947	$862,637	7%
Spirits	313,283	284,551	10%
Net sales	$1,236,230	$1,147,188	8%
Unusual gains (a)	$-	$9,185	-100%
Consolidated net sales	$4,087,638	$3,552,429	15%

Operating income:
Constellation Wines	$406,562	$348,132	17%
Constellation Beers and Spirits	276,109	252,533	9%
Corporate Operations and Other	(55,980)	(41,717)	34%
Acquisition-related integration costs, restructuring and related charges, and net unusual costs (b)	(58,795)	(71,591)	-18%
Consolidated operating income	$567,896	$487,357	17%

(a) Unusual gains included in net sales for Fiscal 2004 consist of the relief from certain excise tax, duty and other costs incurred in prior year periods.

(b) Acquisition-related integration costs, restructuring and related charges, and net unusual costs for Fiscal 2005 include financing costs of $31,695, the flow through of adverse grape cost associated with the Robert Mondavi acquisition of $9,750, acquisition-related integration costs of $9,421, restructuring and related charges of $7,578, and the flow through of inventory step-up associated with the Hardy and Robert Mondavi acquisitions of $6,469, partially offset by the net gain on the sale of non-strategic assets of $3,118 and the gain related to the receipt of a payment associated with the termination of a previously announced potential fine wine joint venture of $3,000. Acquisition-related integration costs, restructuring and related charges, and net unusual costs for Fiscal 2004 include restructuring and related charges of $47,981, the flow through of inventory step-up associated with the Hardy acquisition of $22,472, and financing costs of $11,572, partially offset by the relief from certain excise tax, duty and other costs incurred in prior year periods of $10,434.

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CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Year	For the Year
	Ended	Ended
	February 28, 2005	February 29, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$276,464	$220,414

Adjustments to reconcile net income to net cash used in
operating activities:
Depreciation of property, plant and equipment	93,139	80,079
Deferred tax provision	48,274	31,398
Noncash portion of loss on extinguishment of debt	23,181	800
Amortization of intangible and other assets	10,516	21,875
Loss on disposal of assets	2,442	5,127
Stock-based compensation expense	109	233
Amortization of discount on long-term debt	72	93
Equity in earnings of equity method investees	(1,753)	(542)
Gain on change in fair value of derivative instruments	-	(1,181)
Change in operating assets and liabilities, net of effects
from purchases of businesses:
Accounts receivable, net	(100,280)	(63,036)
Inventories	(74,466)	96,051
Prepaid expenses and other current assets	(8,100)	2,192
Accounts payable	11,388	(61,647)
Accrued excise taxes	25,405	7,658
Other accrued expenses and liabilities	11,607	11,417
Other, net	2,702	(10,624)
Total adjustments	44,236	119,893
Net cash provided by operating activities	320,700	340,307

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of businesses, net of cash acquired	(1,052,471)	(1,069,470)
Purchases of property, plant and equipment	(119,664)	(105,094)
Investment in equity method investee	(86,121)	-
Payment of accrued earn-out amount	(2,618)	(2,035)
Proceeds from sale of marketable equity securities	14,359	849
Proceeds from sale of assets	13,771	13,449
Proceeds from sale of equity method investment	9,884	-
Proceeds from sale of business	-	3,814
Net cash used in investing activities	(1,222,860)	(1,158,487)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	2,400,000	1,600,000
Exercise of employee stock options	48,241	36,017
Proceeds from employee stock purchases	4,690	3,481
Principal payments of long-term debt	(1,488,686)	(1,282,274)
Net repayments of notes payable	(45,858)	(1,113)
Payment of issuance costs of long-term debt	(24,403)	(33,748)
Payment of preferred stock dividends	(9,804)	(3,295)
Proceeds from equity offerings, net of fees	-	426,086
Net cash provided by financing activities	884,180	745,154

Effect of exchange rate changes on cash and cash investments	(1,521)	96,352

NET (DECREASE) INCREASE IN CASH AND CASH INVESTMENTS	(19,501)	23,326
CASH AND CASH INVESTMENTS, beginning of year	37,136	13,810
CASH AND CASH INVESTMENTS, end of year	$17,635	$37,136

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RECONCILIATION OF REPORTED AND COMPARABLE HISTORICAL INFORMATION
(in thousands, except per share data)

Comparable measures are provided because management uses this information in evaluating the results of the continuing operations of the Company and internal goal setting. In addition, the Company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. As such, the relief from certain excise tax, duty and other costs incurred in prior years, the flow through of adverse grape cost associated with the Robert Mondavi acquisition, the flow through of inventory step-up associated with acquisitions, financing costs, acquisition-related integration costs, restructuring and related charges (including exiting the U.S. commodity concentrate product line), net gain on the sale of non-strategic assets, gain on transaction termination, the imputed interest charge associated with the Hardy acquisition, and gains on changes in fair value of derivative instruments are excluded from comparable results. You may also visit the Company's website at www.cbrands.com under Investors/Financial Information/Financial Reports for a historical reconciliation between reported and comparable information.

	For the Three		For the Three		For the Year		For the Year
	Months Ended		Months Ended		Ended		Ended
	February 28, 2005	Margin	February 29, 2004	Margin	February 28, 2005	Margin	February 29, 2004	Margin

Reported net sales	$1,037,681		$881,315		$4,087,638		$3,552,429
Excise tax, duty & other costs	-		(9,185)		-		(9,185)
Comparable net sales	$1,037,681		$872,130		$4,087,638		$3,543,244

Reported gross profit	$286,780	27.6%	$243,555	27.6%	$1,140,589	27.9%	$975,788	27.5%
Excise tax, duty & other costs	-		(11,527)		-		(11,527)
Adverse grape cost	9,750		-		9,750		-
Inventory step-up	2,312		5,218		6,469		22,472
Concentrate inventory write-down	-		-		-		16,827
Comparable gross profit	$298,842	28.8%	$237,246	27.2%	$1,156,808	28.3%	$1,003,560	28.3%

Reported operating income	$119,629	11.5%	$131,039	14.9%	$567,896	13.9%	$487,357	13.7%
Excise tax, duty & other costs	-		(10,434)		-		(10,434)
Financing costs	21,382		-		31,695		11,572
Adverse grape cost	9,750		-		9,750		-
Acquisition-related integration costs	9,421		-		9,421		-
Restructuring and related charges	3,152		3,667		7,578		31,154
Inventory step-up	2,312		5,218		6,469		22,472
Net gain on sale of non-strategic assets	(3,118)		-		(3,118)		-
Gain on transaction termination	(3,000)		-		(3,000)		-
Concentrate inventory write-down	-		-		-		16,827
Comparable operating income	$159,528	15.4%	$129,490	14.8%	$626,691	15.3%	$558,948	15.8%

Reported net income	$47,628	4.6%	$62,821	7.1%	$276,464	6.8%	$220,414	6.2%
Excise tax, duty & other costs	-		(6,678)		-		(6,678)
Financing costs	13,684		-		20,285		7,406
Adverse grape cost	6,240		-		6,240		-
Acquisition-related integration costs	6,030		-		6,029		-
Restructuring and related charges	2,017		2,347		4,850		19,939
Inventory step-up	1,480		3,340		4,140		14,382
Net gain on sale of non-strategic assets	(1,996)		-		(1,996)		-
Gain on transaction termination	(1,920)		-		(1,920)		-
Concentrate inventory write-down	-		-		-		10,769
Imputed interest charge	-		-		-		1,061
Gain on derivative instruments	-		-		-		(756)
Comparable net income	$73,163	7.1%	$61,830	7.1%	$314,092	7.7%	$266,537	7.5%

Reported diluted earnings per share	$0.40		$0.55		$2.37		$2.06
Excise tax, duty & other costs	-		(0.06)		-		(0.06)
Financing costs	0.12		-		0.17		0.07
Adverse grape cost	0.05		-		0.05		-
Acquisition-related integration costs	0.05		-		0.05		-
Restructuring and related charges	0.02		0.02		0.04		0.19
Inventory step-up	0.01		0.03		0.04		0.13
Net gain on sale of non-strategic assets	(0.02)		-		(0.02)		-
Gain on transaction termination	(0.02)		-		(0.02)		-
Concentrate inventory write-down	-		-		-		0.10
Imputed interest charge	-		-		-		0.01
Gain on derivative instruments	-		-		-		(0.01)
Comparable diluted earnings per share (1)	$0.62		$0.54		$2.70		$2.49

(1) May not sum due to rounding as each item is computed independently.

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RECONCILIATION OF REPORTED, COMPARABLE PRO FORMA AND PRO FORMA NET SALES
(in thousands)

Pro forma net sales are provided because management believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. As such, pro forma net sales for the three months ended February 29, 2004, present net sales after giving effect to the Robert Mondavi acquisition as if the Company had owned Robert Mondavi during the same two-month period a year ago that the Company owned Robert Mondavi in the three months ended February 28, 2005. In addition, pro forma net sales for the year ended February 29, 2004, present net sales after giving effect to the Robert Mondavi acquisition as if the Company had owned Robert Mondavi during the same two-month period a year ago that the Company owned Robert Mondavi in the year ended February 28, 2005, and giving effect to the Hardy acquisition as if it had occurred as of March 1, 2003. You may also visit the Company's website at www.cbrands.com under Investors/Financial Information/Financial Reports for a reconciliation of reported net sales to pro forma net sales.

	For the Three	For the Three		For the Year	For the Year
	Months Ended	Months Ended		Ended	Ended
	February 28, 2005	February 29, 2004	Growth	February 28, 2005	February 29, 2004	Growth

CONSOLIDATED NET SALES
Reported net sales	$1,037,681	$881,315	18%	$4,087,638	$3,552,429	15%
Prior year Hardy net sales (1)	-	-		-	31,000
Prior year Robert Mondavi net sales (2)	-	43,000		-	43,000
Excise tax, duty & other costs	-	(9,185)		-	(9,185)
Comparable pro forma net sales	$1,037,681	$915,130	13%	$4,087,638	$3,617,244	13%

CONSTELLATION WINES SEGMENT NET SALES
Reported net sales	$794,722	$629,032	26%	$2,851,408	$2,396,056	19%
Prior year Hardy net sales (1)	-	-		-	31,000
Prior year Robert Mondavi net sales (2)	-	43,000		-	43,000
Pro forma net sales	$794,722	$672,032	18%	$2,851,408	$2,470,056	15%

BRANDED WINE NET SALES
Reported net sales	$543,842	$394,580	38%	$1,830,808	$1,549,750	18%
Prior year Hardy net sales (1)	-	-		-	27,000
Prior year Robert Mondavi net sales (2)	-	42,000		-	42,000
Pro forma net sales	$543,842	$436,580	25%	$1,830,808	$1,618,750	13%

(1) For the period March 1, 2003, through March 27, 2003.

(2) For the period January 1, 2004, through February 29, 2004.

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RECONCILIATION OF REPORTED AND COMPARABLE DILUTED EARNINGS PER SHARE GUIDANCE

	Range for the Quarter		Range for the Year
	Ending May 31, 2005		Ending February 28, 2006

Forecasted reported diluted earnings per share	$0.45	$0.49	$2.75	$2.87
Adverse grape cost	0.04	0.04	0.16	0.16
Acquisition-related integration costs	0.04	0.04	0.06	0.06
Restructuring and related charges	0.01	0.01	0.02	0.02
Inventory step-up	0.02	0.02	0.10	0.10
Forecasted comparable diluted earnings per share	$0.56	$0.60	$3.09	$3.21

	Actual For the Three Months Ended May 31, 2004		Actual For the Year Ended February 28, 2005

Reported diluted earnings per share	$0.45		$2.37
Financing costs	0.06		0.17
Adverse grape cost	-		0.05
Acquisition-related integration costs	-		0.05
Restructuring and related charges	0.01		0.04
Inventory step-up	0.01		0.04
Net gain on sale of non-strategic assets	-		(0.02)
Gain on transaction termination	-		(0.02)
Comparable diluted earnings per share (1)	$0.52		$2.70

(1) May not sum due to rounding as each item is computed independently.

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ATTACHMENTS TO CONSTELLATION BRANDS FOURTH QUARTER FISCAL 2005 MEDIA RELEASE

ITEMS AFFECTING COMPARABILITY FOR FISCAL 2005
Financing costs - On Feb. 10, 2004, the company called its $200,000,000 8.5% senior subordinated notes due 2009 which were redeemed March 2004. In connection with this redemption, the company incurred an unusual charge of $0.06 in the first quarter of fiscal 2005 related to the call premium and the remaining unamortized financing fees associated with the original issuance of the bonds. On Dec. 22, 2004, the company entered into a new $2.9 billion credit agreement, proceeds of which were used to fund the acquisition of Robert Mondavi, pay certain obligations of Robert Mondavi and to repay the outstanding balance on Constellation’s prior credit agreement. The company recorded an unusual charge of $0.12 per share in the fourth quarter of fiscal 2005 for the write-off of bank fees related to the repayment of the company’s prior credit agreement. Financing costs charges totaled $0.17 per share in fiscal 2005.
Restructuring and related charges - In connection with the further realignment of business operations within the company’s wines segment and the Robert Mondavi acquisition, the company recorded restructuring and related charges of $0.02 per share in the fourth quarter of fiscal 2005 and $0.04 per share for fiscal 2005.
Acquisition-related integration costs -- As a result of the Robert Mondavi acquisition, the company recorded acquisition-related integration cost of $0.05 per share in the fourth quarter of fiscal 2005.
Inventory step-up - The allocation of purchase price in excess of book value for certain inventory on hand at the date of acquisition is referred to as inventory step-up. Inventory step-up represents an assumed manufacturing profit attributable to the acquired company prior to acquisition. For inventory produced and sold after the acquisition date, the related manufacturer’s profit accrues to the company. The company estimates the flow through of inventory step-up of the Hardy and Robert Mondavi acquisitions had a negative impact of approximately $0.01 per share in the fourth quarter of fiscal 2005 and $0.04 per share for fiscal 2005.
Adverse grape cost - In connection with the Robert Mondavi acquisition, the historical cost of certain inventory on hand at the date of acquisition was higher than the company's ongoing grape cost primarily due to the purchase of grapes by Robert Mondavi prior to the date of acquisition under the terms of their existing grape contracts. The cost of the grapes purchased under these contracts was in excess of market prices. Therefore, the company's ongoing cost to purchase grapes will be lower than Robert Mondavi's historical cost. The excess of the historical cost of grapes over the company's ongoing cost of grapes

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is referred to by the company as the “adverse grape cost.” The adverse grape cost totaled $0.05 per share for the fourth quarter of fiscal 2005.
Net gain on sale of non-strategic assets - In the fourth quarter of fiscal 2005, the company realized a gain on the sale of a portion of the Taunton cider property, plant and equipment, partially offset by a loss on the sale of the investment in the International Wine Investment Fund. The company recorded a net gain of $0.02 per share on these sales.
Gain on transaction termination fee - In the fourth quarter of fiscal 2005, the company recognized a gain of $0.02 per share related to the receipt of a payment associated with the termination of a previously announced potential fine wine joint venture.

ITEMS AFFECTING COMPARABILITY FOR FISCAL 2004
Excise tax, duty and other costs - In the fourth quarter of fiscal 2004, the company recognized a net benefit of $10.4 million related to relief from certain excise taxes, duty and other costs incurred in prior years. The net $10.4 million is comprised of a $9.2 million increase in net sales, a $2.3 million reduction in cost of product sold and a $1.1 million increase in SG&A. This had a positive impact of approximately $0.06 per share for fiscal 2004.
Inventory step-up - The flow through of inventory step-up had an impact of approximately $0.13 per share for fiscal 2004, related to the Hardy acquisition.
Concentrate inventory write-down - The company made a decision to exit the U.S. commodity concentrate product line - located in Madera, California. The commodity concentrate product line was facing declining sales and profits and was not part of the company’s core business, beverage alcohol. The company continues to produce and sell value-added, proprietary products such as MegaColors. The charge for the write-down of concentrate inventory was $0.10 per share for fiscal 2004. In addition, and related to exiting this product line, the company recorded restructuring and related charges of approximately $0.14 per share in fiscal 2004.
Financing costs - Hardy acquisition - In connection with the Hardy acquisition, the company recorded amortization expense for deferred financing costs associated with noncontinuing financing, primarily related to the bridge loan agreement. This charge was $0.07 per share for fiscal 2004.
Restructuring and related charges - Restructuring and related charges resulted from the realignment of business operations in the company’s wines segment, as previously announced in the fourth quarter of fiscal 2003, and exiting the commodity concentrate product line. The company incurred total charges of approximately $0.19 per share for fiscal 2004, $0.05 for realignment of businesses and $0.14 for exiting the commodity concentrate product line.
Imputed interest charge - In connection with the Hardy acquisition and in accordance with purchase accounting, the company was required to take a one-

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time imputed interest charge for the time period between when the company obtained control of Hardy and the date it paid Hardy shareholders. The company incurred a charge of $0.01 per share for fiscal 2004.
Gain on change in fair value of derivative instruments - In connection with the Hardy acquisition, the company entered into derivative instruments to cap the cost of the acquisition in U.S. dollars. The company recorded a gain in the first quarter, which represented the net change in value of the derivative instruments from the beginning of the first quarter until the date Hardy shareholders were paid. The company recorded a gain of $0.01 per share for fiscal 2004.

ITEMS AFFECTING COMPARABILITY FOR FISCAL 2006
Restructuring and related charges - The company estimates restructuring and related charges primarily associated with the Robert Mondavi acquisition to be $0.01 per share for the first quarter of fiscal 2006 and $0.02 per share for fiscal 2006.
Acquisition-Related Integration costs - The company estimates acquisition-related integration costs associated with the Robert Mondavi acquisition to be $0.04 per share for the first quarter of fiscal 2006 and $0.06 per share for fiscal 2006.
Inventory step-up - The impact of flow through of inventory step-up related primarily to the Robert Mondavi acquisition is estimated to be approximately $0.02 per share for the first quarter of fiscal 2006 and $0.10 per share for fiscal 2006.
Adverse grape cost - The Robert Mondavi adverse grape cost is estimated to be $0.04 per share for the first quarter of fiscal 2006 and $0.16 per share for fiscal 2006.

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